FOR RELEASE: NEW HARTFORD, NY - December 6, 2018
                        CONTACT:     Christopher R. Byrnes (315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR Technology Corporation Announces CEO Transition

Savneet Singh Named Interim CEO and President

Dr. Donald H. Foley Steps Down as CEO and President
New Hartford, NY - December 6, 2018 - PAR Technology Corporation (NYSE: PAR) (the “Company”) announced today that Savneet Singh, a member of the Company’s Board of Directors since April 2018, has been appointed Interim Chief Executive Officer (“CEO”) and President of the Company, effective December 4, 2018. The Company also announced that Dr. Donald H. Foley has stepped-down as CEO and President, and as a director of the Company. The Board’s Nominating and Corporate Governance Committee has initiated a search process to identify a permanent CEO and has retained a leading executive search firm to assist in its efforts.
Mr. Singh is a partner of CoVenture, LLC, a multi-asset manager with funds in venture capital, direct lending, and crypto currency. He has served as a partner of CoVenture since June 2018. From 2017 - 2018, Mr. Singh served as the managing partner of Tera-Holdings, Inc., a holding company of niche software businesses that he co-founded. In 2009, Mr. Singh co-founded GBI, LLC (f/k/a Gold Bullion International, LLC (GBI)), an electronic platform that allows investors to buy, trade and store physical precious metals. During his tenure at GBI, from 2009 - 2017, Mr. Singh served as GBI’s chief operating officer, its chief executive officer, and its president. In 2018, Mr. Singh joined the board of directors of Blockchain Power Trust (TSXV: BPWR.UN; TEP.DB); he also serves on the boards of directors of LottoGopher Holdings, LLC, Produce Pay, Inc. and EcoLogic Solutions, Inc.
On behalf of the Board, Cynthia Russo, Lead Independent Director, commented, “Don helped guide the Company through a period of significant transition and development. We thank Don for his service. Looking ahead, the search to identify a permanent CEO is well underway and we will work diligently to identify the best candidate to lead the Company and drive stockholder value. We are pleased to have an executive of Savneet’s caliber lead the Company during this interim period and expect his technology and business experience will ensure a smooth transition period.”
Mr. Singh commented, “I am looking forward to working closely with the Board and management team to move the Company forward during this transition period.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR. PAR’s Restaurant/Retail segment has been a leading provider of restaurant and retail technology for more than 35 years. PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums, and food service companies. PAR’s Government segment is a leader in providing computer-

based system design, engineering and technical services to the Department of Defense and various federal agencies. For more information visit http://www.partech.com or connect with us on Facebook and Twitter.

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